Exhibit 10.2

August 4, 2004

VIA HAND DELIVERY

Michael Ostrach

Kosan Biosciences, Inc.

3832 Bay Center Place

Hayward, CA 94545

Dear Michael:

As we discussed, this letter sets forth the terms of the separation and consulting agreement (the “Agreement”) that Kosan Biosciences Incorporated (the “Company”) is offering to you to aid in your employment transition.

1. Period of Continued Employment. The Company will continue your employment in your current position, through August 13, 2004, unless you resign voluntarily or your employment is terminated due to your material breach of Company policies or procedures or a written agreement with the Company. The last date of your employment is referred to herein as the “Separation Date”. Between now and your Separation Date, you will continue to be paid your regular base salary.

2. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Benefits. Although the Company is not otherwise obligated to do so, if you enter into this Agreement and abide by your obligations hereunder (including satisfactorily performing your job duties through August 13, 2004) and, on or within twenty-one (21) days after the Separation Date, you sign, date and return the Separation Date Release attached hereto as Exhibit A and allow it to become effective, the Company will provide you the following severance benefits (the “Severance Benefits”). The Company’s obligation to continue to provide the Severance Benefits set forth below will cease immediately if you breach this Agreement.

(a) Severance Payments. You will receive severance payments in the form of continuation of your final base salary (the “Severance Payments”) through the earlier of: (i) nine (9) months after the Separation Date, or (ii) the date that you commence either full-time employment or a full-time consulting arrangement with another entity. The Severance Payments will be subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule, beginning with the first payroll date after the Effective Date of the Separation Date Release. You agree to promptly notify the Company in writing of the date that you commence either full-time employment or a full-time consulting arrangement with another entity.

(b) COBRA Premium Payments. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be separately provided a written notice of your rights and obligations under COBRA. If you timely elect continued coverage under COBRA and meet the other conditions precedent for Severance Benefits as required by this Paragraph 3, the Company, as an additional severance benefit, will reimburse your COBRA premiums in an amount sufficient to continue your (and your dependents) health insurance coverage at the level in effect as of the Separation Date, through the earlier of the following: (i) the date that you become eligible for group health insurance benefits through a new employer; or (ii) August 13, 2005. You agree to promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer prior to August 31, 2005.

4. Consulting Relationship. If you enter into this Agreement and abide by your obligations hereunder (including satisfactorily performing your job duties through August 13, 2004), and, on or within twenty-one (21) days after the Separation Date, you sign, date and return the Separation Date Release attached hereto as Exhibit A and allow it to become effective, the Company will retain you to provide services as a consultant under the following terms and conditions:

(a) Consulting Period. The consulting period (the “Consulting Period”) will commence on the Separation Date, and will continue until the earlier of: (i) twelve (12) months after the Separation Date; (ii) the date of termination by either the Company or you upon ten (10) business days advance written notice to the other party for any reason; or (iii) the date either party terminates for material breach of this Agreement, which may be done immediately upon delivery of written notice.

(b) Consulting Duties. You agree that you will provide consulting services (the “Services”) during the Consulting Period in any area of your expertise as requested by the Company’s Chief Executive Officer (“CEO”). The time you spend on the Services shall not exceed thirty (30) hours per month without your consent and prior written approval from the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services.

(c) Independent Contractor Consulting. You acknowledge and agree that during the Consulting Period you will be an independent contractor of the Company and not an employee. You further acknowledge and agree that, during the Consulting Period, you will not be entitled to any of the benefits that the Company may make available to its employees, except to the extent that you elect continued health care coverage under COBRA as provided by law.

(d) Consulting Fees and Expenses. The Company will pay you consulting fees at the rate of two hundred dollars ($200) per hour (the “Consulting Fees”). In addition, the

Company will reimburse you for all reasonable business expenses you incur in providing the Services, provided that the CEO approves such expenses in advance and you provide supporting documentation (including receipts) for such expenses. You must provide the Company with an invoice for any Services rendered during the Consulting Period, and the Company will make payment for approved Services within thirty (30) days after receipt of the invoice. The Company will report all Consulting Fees paid to you by filing a Form 1099-MISC with the Internal Revenue Service as required by law. Because your consulting services will be performed as an independent contractor and not an employee, the Company will not: make any withholdings from the Consulting Fees; make payments for state or federal tax or social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on your behalf. You agree to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on Consulting Fees paid to you under this Agreement. Other than your right to continued group health insurance coverage under COBRA as discussed above, you will not receive any employee benefits under any Company-sponsored benefit plans or participate in Company-sponsored health insurance. You further agree to indemnify and hold harmless the Company against any and all liabilities to any taxing authority for any taxes, interest or penalties imposed with regard to or arising from the Consulting Fees.

(e) Continued Vesting of Stock Option Awards. Pursuant to the terms of your stock option grant notice[s], stock option agreement[s] and the Company’s applicable stock option plan[s] (collectively, the “Stock Option Documents”), your stock option shares will continue to vest during the Consulting Period. Your stock option shares will cease vesting on the last day of the Consulting Period, and your option on all unvested shares as of that date will terminate. You will be entitled to exercise your option with respect to your vested stock option shares in accordance with the terms of your Stock Option Documents. The options will cease to qualify as incentive stock options ninety (90) days after the Separation Date pursuant to Internal Revenue Service regulations. You acknowledge that you have been advised by the Company to seek advice from your tax or legal advisor concerning your stock options.

(f) Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above or authorized in writing by the CEO. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party or enter into any contract or commitment on behalf of the Company, unless specifically authorized to do so in writing by the CEO.

(g) Other Work Activities. During the Consulting Period, you may engage in employment, consulting, or other work relationships in addition to your work for the Company, so long as such activities: (i) are not competitive with the Company, (ii) are not on behalf of a competitor of the Company, or (iii) do not otherwise conflict with your obligations hereunder. The Company will make reasonable arrangements to enable you to perform your Services for the Company at such times and in such a manner so that it will not interfere with other permissible work activities in which you may engage.

(h) Protection of Company Information. You agree that, during the Consulting Period and thereafter, other than in the course of performing the Services, you will not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing the Services, except with the advance written authorization of the CEO. Any and all work product you create in connection with the Services will be the sole and exclusive property of the Company. You hereby assign to the Company, to the fullest extent permitted by law, all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Services.

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, stock option vesting, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, but not limitation, you acknowledge that you have not earned and are not owed any bonus or incentive compensation.

6. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

7. Return of Company Property. You agree that, on the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, any personnel information, operational information, files, correspondence, memoranda, reports, lists, proposals, notes, drawings, records, plans, forecasts, financial reports or information, purchase orders, customer information and contact lists, sales and marketing information, research and development information, promotional literature, product specifications, computer-recorded information, other tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company or its officers, directors, and employees (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely return of all Company property is a precondition to your receipt of the Severance Benefits. Notwithstanding the above, you will be permitted to retain during the Consulting Period, for your use only in connection with the Services, any Company property or materials for which you have been provided advance written authorization from the CEO; provided that you shall return any or all such Company property to the Company upon any earlier date, immediately upon receiving written notice from the Company to do so.

8. Proprietary Information Obligations. You hereby acknowledge and agree to abide by your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to investors or potential investors and as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee or independent contractor of the Company; provided, however, that you may disclose to third parties the fact that you have a consulting relationship with the Company.

10. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

12. Cooperation. Before and after the Separation Date, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, for interviews and truthful and accurate deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will reasonably accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

14. Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the articles and bylaws of the Company, applicable law, and any current indemnification agreements between you and the Company. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company’s CEO); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you.

16. Section 1542 Waiver. In giving the release set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

17. Dispute Resolution. Any and all disputes, claims, and causes of action that may arise from or relate to this Agreement or its enforcement, performance, breach, or interpretation,

shall be resolved solely and exclusively to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator should have the authority to determine whether and to what extent either party is the prevailing party, and to award such prevailing party recovery of reasonable attorney’s fees and costs. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction. The arbitrator, and not a court, shall have the authority to determine any dispute or claim regarding the arbitrability of any issue.

18. Miscellaneous. This Agreement, including the attached exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me on or before twenty-one (21) days from the date you receive this Agreement. The offer contained in this Agreement will automatically expire if we do not receive the executed Agreement from you by that date. Then, on or within twenty-one (21) days after the Separation Date, please sign, date and return the attached Separation Date Release (as described in Paragraph 3 above).

I wish you the best in your future endeavors.

Sincerely,

KOSAN BIOSCIENCE, INC.

By:	/s/ Daniel V. Santi
Daniel V. Santi
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Michael Ostrach
Michael Ostrach

Date: 8/6/04

Exhibit A – Separation Date Release

Exhibit B –Proprietary Information and Inventions Agreement

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)

In consideration for the consulting relationship, Severance Benefits, continued stock option vesting, and other consideration provided to me by Kosan Biosciences, Inc. (the “Company”), and as required by the Agreement between the Company and me dated August     , 2004, I hereby give the following Separation Date Release (the “Release”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date that I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the articles and bylaws of the Company, applicable law, and any current indemnification agreements between me and the Company. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By:	/s/ Michael Ostarch
Michael Ostrach

Date:	8/6/04

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT